Pricing Supplement No. 18           Rule 424(b)(2)
DATED: 10/23/95          Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)


$900,000,000
USL CAPITAL CORPORATION*
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note  [x]       % Fixed Rate Note [  ]
Global Security:    [x] Yes   [ ] No
Principal Amount:   $50,000,000
Settlement Date:    10/26/95  Maturity Date:  9/17/97
Interest Accrual Date: 10/26/95

New Maturity Date(s): N/A     Notice of Renewal Date(s): N/A

Issue Price:  100%

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations ( if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period:  Quarterly
Interest Payment Dates:   3rd Wednesday of December, March, June, September


(Only applicable to Floating Rate Notes)
Initial Interest Rate: To be calculated as if October 26, 1995 were an Interest Reset Date.

Index Maturity:     3-Month*
Base Rate(s):       Libor
If LIBOR, Designated LIBOR Page:
     [ ]  LIBOR Reuters
     [X]  LIBOR Telerate
Index Currency:
Interest Reset Period:   Quarterly
Interest Reset Dates:    As provided in the Prospectus Supplement

Spread (plus or minus):  +.04%
Spread Multiplier:  N/A
Maximum Interest Rate:   N/A
Minimum Interest Rate:   N/A
Calculation Agent:  As provided in the Prospectus Supplement

Original Issue Discount Note:
[  ] Yes       [X ] No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:


Trade Date:    10/23/95
Name of Agent:  Goldman, Sachs & Co.
Agent's Discount or Commission:  $87,500
Net Proceeds to Company:     $49,912,500

[ ] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of [ ] 100% of Principal
     [  ] ___% of Principal

[X] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:
     [  ] a fixed initial public offering price of
          100% of the Principal Amount
     [  ] a fixed initial public offering price of
          ___% of the Principal Amount
     [X ] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QAT1

Additional Terms:

*Except that in the case of the Initial Interest Rate, the Index Maturity shall be 2-month.